Exhibit 99.3

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

FOR THE PLUMAS BANCORP 2013 STOCK OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this              day of              201     between Plumas Bancorp, a California corporation (the “Company”) and              (the “Optionee”).

WHEREAS, the Company has adopted and maintains the Plumas Bancorp 2013 Stock Option Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the Company’s director, executive officers and key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Optionees in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby Grants to the Optionee a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to              shares of Common Stock of the Company.

2. Grant Date. The Grant Date of the Option hereby granted is             .

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Committee, shall govern. All capitalized terms used herein shall have the meanings given to such terms in the Plan.

4. Exercise Price. The exercise price of each share underlying the Option hereby granted is             .

5. Vesting Date and Conditions. The Option shall become exercisable as follows:

            . This Option shall not be exercisable as to any part prior to the first anniversary of the Grant Date, except in the event of a Change in Control that occurs after the Grant Date.

Optionee agrees that the exercisability of this option shall be subject to the following Qualifying Performance Criteria being satisfied prior to this Option, in part or in whole being exercised:

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6. Exercise. This option may be exercised by written notice (substantially in the form as that which is attached as Exhibit A) delivered to the Company stating the number of shares with respect to which this option is being exercised, together with full payment of the aggregate option price. The Optionee agrees to obtain his or her own tax advice as to the consequences of such action prior to exercising this Option.

The Optionee agrees to be responsible for the withholding of any federal and state taxes then due upon the exercise of the Option. The Optionee acknowledges that neither the Plan nor this Agreement confer upon the Optionee any right with respect to continuation of employment by the Company.

If the Optionee shall cease to be employed by the Company or its Subsidiary or cease to be a director of the Company for any reason (other than by reason of Retirement, death or Disability as defined in the Plan) after the Optionee shall have been continuously so employed for one year or served as a director for a full annual term after the granting of the option, or as otherwise determined by the Committee, the option shall be exercisable only to the extent that the Optionee was otherwise entitled to exercise it at the time of such cessation of employment or directorship with the Company, unless otherwise determined by the Committee. This Option shall remain exercisable for three months after such cessation of employment or directorship (or, if earlier, the end of the option period), unless the Committee determines otherwise.

If the Optionee shall cease to be employed by the Company or shall cease to be a director by reason of Retirement after the optionee shall have been continuously employed by the Company for a period of at least one year after the granting of the option or serving as a director of the Company for at least a full annual term, or as otherwise determined by the Committee, all remaining unexercised portion(s) of the option shall lapse, but the vested options shall remain exercisable for the remainder of the option period set forth therein, except that, in the case of an incentive stock option, the option shall remain exercisable for three months following Retirement (or, if earlier, the end of the option period).

If the Optionee ceases to be actively employed or ceases to be a director by reason of Disability, he or she shall be treated, for vesting purposes, as though the he or she remained in the employ or as a director of the Company until the time of his or her first becoming disabled. In the event that the Optionee’s service terminates as a result of Disability, the term of the option shall expire twelve months (or such other earlier period specified in this Agreement) after such Disability but not later than the original expiration date specified in this Stock Option Agreement.

Except as otherwise provided in Section 7(b)(12) of the Plan, in the event the Optionee’s death (i) while in the employ of the Company or serving as a director, (ii) while Disabled or (iii) after cessation of employment or directorship due to Retirement, this Option shall be fully exercisable as to the extent vested at the time of death by the executors, administrators, legatees or distributees of the Optionee’s estate, as the case may be, at any time following such death. In the event of the Optionee’s death after cessation of employment or directorship for any reason other than Disability or Retirement, this Option shall be exercisable by the executors, administrators, legatees or distributees of the Optionee’s estate, as the case may be, at any time during the twelve month period following such death. Notwithstanding the foregoing, (i) unless the Committee determines otherwise or there is a Change in Control, in no event shall this Option be exercisable unless the Optionee shall have been continuously employed by the Company for a period of at least one year after Grant Date or served as a director of the Company for at least one annual term, and (ii) no option shall be exercisable after the expiration of the option period set forth in the Stock Option Agreement. In the event any option is exercised by the executors, administrators, legatees or distributees of the estate of the deceased Optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising this Option are the duly appointed legal representatives of the deceased Optionee’s estate or the proper legatees or distributees thereof.

7. Expiration Date. Subject to the provisions of the Plan and any applicable earlier expiration date set forth in the Plan which includes any date this Option is no longer exercisable, this Option shall expire on the tenth anniversary of the Grant Date.

8. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9. Limitation on Transfer. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. The Option shall not be assignable or transferable otherwise than by will, by the laws of descent and distribution or as set forth in the Plan. In addition, if the Optionee is an “affiliate” for purposes of the Securities Act of 1933, there may be additional restrictions on the resale of stock, and Optionee therefore agrees to ascertain what those restrictions are and to abide by the restrictions and other applicable federal and state securities laws.

10. No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no awards (including without limitation, this Option) become subject to Section 409A.

11. Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to the provisions governing conflict of laws.

14. Optionee Acknowledgment. The Optionee hereby acknowledges receipt of a copy of the Plan. The Optionee hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Optionee has hereunto signed this Agreement on the Optionee’s own behalf, thereby representing that the Optionee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

PLUMAS BANCORP

By:
Title:

OPTIONEE

[Optionee’s Name]

EXHIBIT A

NOTICE OF STOCK OPTION EXERCISE

Chairman of the Board

Plumas Bancorp

35 S. Lindan Avenue

Quincy, California 95971

Dear Mr. Chairperson:

Pursuant to my stock option agreement dated                     , I am exercising my stock option to acquire                      shares of common stock of Plumas Bancorp. I am also enclosing payment by means of

         cash in the amount of $                    ,

         qualifying shares of Plumas Bancorp common stock having a fair market value equal to the sum of the option exercise price,

         vested and exercisable stock options to acquire Plumas Bancorp common stock having a fair market value equal to the sum of the option exercise price, or a combination of the above such that the aggregate payment equals the number of options to be exercised times the exercise price per share.

I acknowledge that I am liable for the withholding taxes upon such option exercise which may be paid by me through payroll deduction or by check, additional shares of Plumas Bancorp common stock that I own, or vested and exercisable stock options that I own. I further acknowledge that Plumas Bancorp makes no representations as to federal or state tax matters, and that I have consulted with my own tax attorney or tax accountant for advice with respect to the exercise of my stock option and the effect of the sale of the option shares. [(For executive officers of the Company or insiders of the Company) I further acknowledge that I am an affiliate or insider of Plumas Bancorp and that federal securities laws are applicable to the exercise of the stock option and any subsequent sale of the option shares including the applicability of the Securities Act of 1933 and Rule 144 (both dealing with the sale of shares by an affiliate). I agree to comply with such securities laws and rules.]

Sincerely,

Name of Optionee